Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2008 and March 13, 2007, except for Note 8 as to which the date is February 26, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Owens Corning’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP
Toledo, Ohio
May 7, 2008